Exhibit 10.15
SALARY DEFERRAL & SAVINGS RESTORATION
PLAN
Originally Adopted — April 26, 1994
Last Amended – January 1, 2008
E. I. du Pont de Nemours and Company

SALARY DEFERRAL & SAVINGS RESTORATION PLAN
I. PURPOSE
     The purpose of this Plan is to provide an eligible employee with the opportunity to defer, until termination of employment, receipt of salary that, because of compensation limits imposed by law, is ineligible to be considered in calculating benefits within the Company’s tax-qualified defined contribution plan(s) and thereby recover benefits lost because of that restriction.
II. ADMINISTRATION
     The administration of this Plan is vested in the Board of Benefits and Pensions appointed by the Company. The Board may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such person(s) or group(s) as may be judged necessary to assist in the administration of the Plan. The Board’s decision in all matters involving the interpretation and application of this Plan shall be final. The Board shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.

III. ELIGIBILITY
     An employee of the Company who is participating in the Company’s tax-qualified defined contribution plans(s) and whose annual base compensation exceeds the amount prescribed in Internal Revenue Code Section 401(a)(17) shall be eligible to make Participant Contributions and have matching Company Contributions credited to his Account under this Plan. An employee of the company who is eligible to participate in the Company’s tax-qualified defined contribution plan(s) and whose compensation (as defined in the tax-qualified defined contribution plan in which the individual participates) exceeds the amount prescribed in Internal Revenue Code Section 401(a)(17) shall be eligible to share in Company Non-elective Contributions under this Plan. Effective January 1, 2007 employees eligible to participate in the Retirement Savings Plan shall not be eligible to participate in this Plan.
     For purposes of this Plan, the term “Company” means E.I. du Pont de Nemours and Company, any wholly-owned subsidiary or part thereof and any joint venture, partnership, or other entity in which E.I. du Pont de Nemours and Company has an ownership interest, provided that such entity (1) adopts this Plan with the approval of the E.I. du Pont de Nemours and Company and (2) agrees to make the necessary financial commitment in respect of any of its employees who become Participants in this Plan.

IV. PARTICIPANTS’ ACCOUNTS
(A)	Participant Contributions. A Participant may elect to defer receipt of a percentage of compensation (as defined in the tax-qualified defined contribution in which the individual participates) in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. The deferral percentage elected under this Plan shall not exceed 22%. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.

For purposes of a Participant’s first year of participation in this Plan, the compensation deferral election must be made within 30 days of the date the employee first becomes eligible to participate in the Plan, and no later than 30 days prior to the first day of the month for which compensation is deferred, and will be irrevocable for the remainder of that calendar year.

(B)	Company Contributions. To the extent that a Participant makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equivalent to the company matching contribution that would be provided to that Participant under the terms of the Company’s tax-qualified defined contribution plan(s) in which (s)he is participating.

(C)	Company Non-elective Contributions. For each employee eligible to participate in this Plan, who is eligible to participate in the Savings and Investment Plan, whether or not he or she makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equal to 3% of the employee’s compensation (as defined in the Savings and Investment Plan) in excess of the amount prescribed in Internal Revenue code Section 401(a) (17).

(D)	Earnings Equivalents. Credits for Participant Contributions and Company Contributions shall be treated as having been invested in one or more of the investment options available for the ongoing deposit of new employee contributions in the Savings & Investment Plan of E. I. du Pont de Nemours and Company. Additional credit (or debit) amounts will be posted to the Participant’s Account in this Plan based on the performance of those investment options.

The Participant shall have the right to:
(1)	designate which of the available investment options are to be used in valuing his/her Account under this Plan, subject to the rules governing investment direction in the Savings & Investment Plan of E. I. du Pont de Nemours and Company; and/or

(2)	change the designated investment options used in valuing his/her Account under this Plan, subject to the rules governing investment direction and/or transfers among funds in the Savings & Investment Plan of E. I. du Pont de Nemours and Company.
(E) Credits to Accounts. Participant Contributions, Company Contributions and Earnings Equivalents shall be credited (or debited) to the Participant’s Account under this Plan as unfunded book entries stated as cash balances, and will not be payable to Participants until such time as employment with the Company terminates. The cash balances in Participant Accounts shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.
V. VESTING
     Participant Contributions and Company Contributions and Earnings Equivalents shall be vested at the time such amounts are credited to the Participant’s Account. Company Non-elective Contributions and Earnings Equivalents thereto shall be vested after the employee completes 3 years of service, as defined in the Savings and Investment Plan.
VI. PAYMENT OF BENEFITS
     Amounts payable under this Plan shall be delivered in a cash lump sum as soon as practical after termination of employment unless the Participant irrevocably elects under rules prescribed by the Board of Benefits and Pensions to receive payments in a series of annual installments. Notwithstanding any provision of this Plan to the contrary, amounts payable to an officer of the Company shall be paid no sooner than the sixth month anniversary of the employee’s termination date. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.
VII. NON-ASSIGNMENT
No assignment or alienation of the rights and interests of participants, beneficiaries and survivors under this Plan will be permitted or recognized under any circumstances. Plan benefits can be paid only to participants, beneficiaries or survivors.
VIII. RIGHT TO MODIFY
     The Company reserves the right to change or discontinue this Plan in its discretion by action of the Compensation & Benefits Committee.